Exhibit 3(i)

RESTATED ARTICLES OF INCORPORATION
OF
THE MONARCH CEMENT COMPANY
(As existing April 11, 2013)

The undersigned, The Monarch Cement Company, a Kansas corporation (the "Corporation"), for the purpose of restating the articles of incorporation of the Corporation, in accordance with the Kansas general corporation code, does hereby make and execute these Restated Articles of Incorporation and does hereby certify that:

I.          The name of the Corporation is The Monarch Cement Company, which is also the name under which the Corporation was originally incorporated.  The original articles of incorporation of the Corporation were filed with the Secretary of State of Kansas on July 29, 1913.

II.         Resolutions setting forth these Restated Articles of Incorporation of the Corporation were duly adopted by the Board of Directors of the Corporation on April 10, 2013, in accordance with K.S.A. 17-6605.

III.       This restatement has been duly adopted in accordance with the provisions of K.S.A. 17-6605.

IV.       These Restated Articles of Incorporation only restate and integrate and do not further amend the provisions of the Corporation's articles of incorporation as theretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of the restated articles.

V.        These Restated Articles of Incorporation of the Corporation approved by a resolution of the Board of Directors read as follows:

FIRST

That the name of this corporation shall be The Monarch Cement Company.

SECOND

That this corporation is organized for profit, and that the purposes for which it is formed are the following:

(a)    To manufacture, buy, sell, produce, import, export, or otherwise acquire, use, deal in and dispose of cement of all kinds, lime, limestone, plaster, natural and artificial stone, and all like and kindred products and all articles and products in the manufacture of which cement, lime, or any of the aforesaid products or any like or kindred product is a factor or ingredient, and all by-products of the manufacture thereof.

(b)    To buy, lease or otherwise acquire, build, maintain and operate factories, kilns, ovens, smelters, mills, crushing works, warehouses, and depots for manufacturing and storing, buying, selling, and dealing in cement and other products; to purchase, lease or otherwise acquire, hold, own, maintain, operate, explore, develop, mortgage, lease, sell or otherwise dispose of mines or mining rights, quarries and quarry rights, of clays, limestone and other stone, rock, coal, shale, ores, metals, sand, gravel, and animal, vegetable, petroleum and mineral substances of all kinds; to mine, crush, quarry, smelt, calcine, refine, dress, amalgamate, manipulate and prepare for market limestone and other stone, rock, clay, oil, coal, shale, ores, metals, sand, gravel, and animal, vegetable, petroleum and mineral substances of all kinds and to purchase or otherwise acquire, use, deal in, sell or otherwise dispose of the same.

            (c)    To invest and deal with moneys of the corporation in any lawful manner, and to acquire by purchase, by the exchange of stock or other securities of the corporation, by subscription, or otherwise, and to invest in, to hold for investment or for any other purpose, and to deal in and use, sell, pledge or otherwise dispose of, and in general to deal in any interest with respect to or enter into any transaction with respect to (including "long" and "short" sales of) any stocks, bonds, notes, debentures, and other securities and obligations of any government, state, municipality, corporation, association, or other entity, including individuals and partnerships and, while owner thereof, to exercise all of the rights, powers, and privileges of ownership, including among other things, the right to vote thereon for any and all purposes and to give consents with respect thereto.

(d)    To apply for, obtain, purchase, lease, take licenses in respect of, or otherwise acquire, and to hold, own, use, operate, enjoy, turn to account, grant licenses in respect of, manufacture, introduce, sell, assign, mortgage, pledge or otherwise dispose of:

(i) any and all inventions, devices, processes and any improvements and modifications thereof;

(ii) any and all letters patent of the United States or of any other country, state or locality, and all rights connected therewith or appertaining thereto;

(iii) any and all copyrights granted by the United States or any other country, state or locality, as aforesaid;

         (iv)     any and all trade-marks, trade names, trade symbols and other indications of origin and ownership granted by or required under the laws of the United States or of any other country, state or locality as aforesaid; and

to conduct and carry on its business in any and all of its various premises under any trade name or trade names.

(e)    To acquire, own, hold, establish, maintain, operate, manage, lease or sell or otherwise dispose of, stores, commercial establishments, handling and merchandising at retail or wholesale, commodities, goods, wares, merchandise, services, specialties and personal property of every class and description; and to purchase and acquire, as a going concern or otherwise, and to carry on, maintain, and operate all or any part of the property or business of any corporation, firm, association, entity, syndicate or persons whatsoever deemed to be of benefit to the corporation, or of use in any manner in connection with any of its objects or purposes; and to acquire, own, hold and use and dispose of upon such terms as may seem advisable to the corporation any and all property, real, personal or mixed, and any interest therein deemed necessary, useful or of benefit to the corporation in any manner in connection with any of its objects or purposes.

(f)     To engage in, carry on, and conduct research, experiments, investigations, analyses, studies and laboratory work, for the purpose of discovering new products or to improve products, articles, and things, and to acquire, own, operate, maintain, and dispose of, whenever the corporation deems such action desirable, laboratories and similar facilities, plants and any and all other establishments, and to procure, own and hold all necessary equipment in respect thereof, for the purposes aforesaid.

(g)    To enter into any lawful contract or contracts with persons, firms, corporations, governments or any agencies or subdivisions thereof, including guaranteeing the obligations of any person, firm or corporation.

(h)    To purchase, hold, sell, and transfer the shares of its own capital stock provided that it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital or be in any manner prohibited by law; and, provided, further, that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly.

            (i)     To borrow or raise money for any purpose of the corporation and to secure the same and the interest accruing on any loan, indebtedness or obligation of the corporation, and for that or any other purpose to mortgage, pledge, hypothecate, or charge all or any part of the present or hereafter acquired property, rights and franchises of the corporation, real, personal, mixed or of any character whatever, subject only to limitations specifically imposed by law.

(j)     To do any and all of the things hereinabove enumerated alone for its own account, or for the account of others, or as the agent for others, or in association with others or by or through others, and to enter into all lawful contracts and undertakings in respect thereof.

(k)    To have one or more offices, to conduct its business, carry on its operations, and promote its objects within and without the State of Kansas, in other states, the District of Columbia, and territories, colonies and dependencies of the United States, and in foreign countries, without restriction as to place or amount, but subject to the laws of such state, district, territory, colony, dependency, or country; and to do any or all of the things herein set forth to the same extent as natural persons might or could do and in any part of the world, either alone or in company with others.

(l)     In general, to carry on, transact, and engage in any and every lawful business or other lawful thing calculated to be of gain, profit or benefit to the corporation as fully and freely as a natural person might do, to the extent and in the manner, anywhere within and without the State of Kansas, as it may from time to time determine; and to have and exercise each and all of the powers and privileges, either direct or incidental, which are given and provided by or are available under the laws of the State of Kansas in respect of business corporations organized for profit thereunder; provided, however, that the corporation shall not engage in any activity for which a corporation may not be formed under the laws of the State of Kansas.

It is the intention that each of the purposes, specified in each of the paragraphs in this Article SECOND, shall be in no wise limited or restricted by reference to or inference from the terms of any other paragraphs, but that the purposes specified in each of the paragraphs of this Article SECOND, shall be regarded as independent objects, purposes and powers.  The enumeration of the specific purposes of this Article SECOND shall not be construed to restrict in any manner the general terms and powers of this corporation, nor shall the expression of one thing be deemed to exclude another although it be of like nature.  The enumeration of purposes herein shall not be deemed to exclude or in any way limit by inference any powers, objects, or purposes which this corporation has power to exercise, whether expressly or by force of the laws of the State of Kansas, now or hereafter in effect, or impliedly by any reasonable construction of such laws.

THIRD

That the place where its business is to be transacted is at Humboldt, Allen County, Kansas.

FOURTH

That the duration of this corporation shall be perpetual.

FIFTH

That the number of directors of this corporation shall be eleven and the names and residences of those who are appointed for the first year are:

William A. Fair	Hutchinson, Kansas
W. H. Mavity	Tonkawa, Oklahoma
R. E. Smith	Kingman, Kansas
Miller Dobbin	Wichita, Kansas
Henry Entz	Wichita, Kansas
J. T. Giles	Wichita, Kansas
S. F. Helena	Wichita, Kansas
A. T. Rodgers	Wichita, Kansas
Robert Linfor	Wichita, Kansas
W. J. W. Kennedy	Fayetteville, Arkansas
J. C. Pierson	Wichita, Kansas

Except as otherwise specifically provided by applicable statute, or the Charter of the corporation, all powers of management, direction and control of the corporation shall be vested in the board of directors.  Commencing with the annual meeting of stockholders in 1977, the board of directors shall be divided into three classes, Class I consisting of three directors, Class II consisting of four directors and Class III consisting of four directors.  At the annual meeting of stockholders in 1977:  directors of the first class (Class I) shall be elected to hold office for a term expiring at the next succeeding annual meeting of stockholders; directors of the second class (Class II) shall be elected to hold office for a term expiring at the second succeeding annual meeting of stockholders; and directors of the third class (Class III) shall be elected to hold office for a term expiring at the third succeeding annual meeting of stockholders.  At each annual meeting of stockholders subsequent to the annual meeting of stockholders in 1977, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.  Each director shall hold office for the term for which he was elected and until his successor is elected and qualified or until his earlier resignation or removal.  Any increase or decrease in the number of directors shall be apportioned by the board of directors among the classes so as to make all classes as nearly equal in number as possible.  No decrease in the number of directors shall shorten the term of any incumbent director.  A director who is chosen in the manner provided in the bylaws to fill a vacancy on the board or to fill a newly-created directorship resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been chosen and until his successor is elected and qualified or until his earlier resignation or removal.  Directors of the corporation may be removed only for cause.

SIXTH

The total number of shares which the corporation shall have authority to issue is Twenty Million (20,000,000) shares, consisting of

(i) Ten Million (10,000,000) shares of Capital Stock of the par value of $2.50 per share (hereinafter called "Capital Stock"), and

(ii) Ten Million (10,000,000) shares of Class B Capital Stock of the par value of $2.50 per share (hereinafter called "Class B Capital Stock").

The voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the Capital Stock and the Class B Capital Stock are as follows:

(a)    Subject to the provisions of these Articles of Incorporation and except as otherwise provided by law, the shares of stock of the corporation, regardless of class, may be issued for such consideration and for such corporate purposes as the board of directors may from time to time determine.

(b)    Except as otherwise required by law or expressly provided in these Articles of Incorporation, the powers, preferences and rights of the Capital Stock and Class B Capital Stock, and the qualifications, limitations or restrictions thereof, shall be in all respects identical.

(c) With respect to all matters submitted to the vote or for the approval of the stockholders of the corporation, the following shall apply:

(i) Each holder of Capital Stock shall be entitled to one (1) vote for each share of Capital Stock standing in such holder's name on the stock transfer records of the corporation;

(ii) Each holder of Class B Capital Stock shall be entitled to ten (10) votes for each share of Class B Capital Stock standing in such holder's name on the stock transfer records of the corporation;

         (iii)    Except as set forth in clause (iv) below, all actions submitted to a vote of or for approval by the stockholders shall be voted on by the holders of Capital Stock and Class B Capital Stock voting together as a single class;

         (iv)    The holders of Capital Stock and Class B Capital Stock shall vote separately as classes with respect to amendments to these Articles of Incorporation that alter or change the powers, preferences or special rights of their respective classes of stock so as to affect them adversely and with respect to such other matters as may require class votes under the applicable laws of Kansas;

(v) Every reference in these Articles of Incorporation to a majority or other proportion of shares of stock shall refer to such majority or other proportion of the votes of such shares of stock; and

(vi) No holder of Capital Stock or of Class B Capital Stock shall be entitled to exercise cumulative voting in the election of directors.

(d)    Each share of Capital Stock and Class B Capital Stock shall be equal in respect of rights to dividends and other distributions in cash, stock or property of the corporation, including distributions upon liquidation of the corporation; provided, however, in the case of dividends or other distributions payable in stock of the corporation, including distributions pursuant to stock split-ups or divisions of stock of the corporation which occur after the date shares of Class B Capital Stock are first issued by the corporation, only shares of Capital Stock shall be distributed with respect to Capital Stock and only shares of Class B Capital Stock shall be distributed with respect to Class B Capital Stock.

(e)    (1)     No person holding shares of Class B Capital Stock (hereinafter called a "Class B Holder") may transfer, and the corporation shall not register the transfer of, such shares of Class B Capital Stock, whether by sale, assignment, gift, bequest, appointment or otherwise, except to a Permitted Transferee, which term shall have the following meanings:

(A) In the case of a Class B Holder who is a natural person holding record and beneficial ownership of the shares of Class B Capital Stock in question, "Permitted Transferee" means:

(i) the spouse of such Class B Holder;

(ii) a lineal descendant of a great grandparent of such Class B Holder;

          (iii)  the trustee of a trust (including a voting trust) for the benefit of one or more of (I) such Class B Holder, (II) other lineal descendants of a great grandparent of such Class B Holder,(III) the spouse of such Class B Holder, and (IV) an organization the contributions to which are deductible for federal income, estate or gift tax purposes (hereinafter called a "Charitable Organization"), and for the benefit of no other person, provided that such trust may grant a general or special power of appointment to such spouse and may permit trust assets to be used to pay taxes, legacies and other obligations of the trust or the estate of such Class B Holder payable by reason of the death of such Class B Holder and provided that such trust must prohibit transfer of shares of Class B Capital Stock to persons other than Permitted Transferees as defined in clause (B) of subparagraph (1) of this paragraph (e);

(iv) a Charitable Organization established at any time by such Class B Holder, such Class B Holder's spouse or a lineal ascendant or descendant of such Class B Holder; and

          (v)    a corporation all of the outstanding capital stock of which is owned by, or a partnership all of the partners of which are, one or more of such Class B Holders, other lineal descendants of a great grandparent of such Class B Holder, and the spouse of such Class B Holder, provided that if any share of capital stock of such a corporation (or of any survivor of a merger or consolidation of such a corporation), or any partnership interest in such a partnership, is acquired by any person who is not within such class of persons, all shares of Class B Capital Stock then held by such corporation or partnership, as the case may be, shall be deemed, without further act on anyone's part, to be converted into shares of Capital Stock, and stock certificates formerly representing such shares of Class B Capital Stock shall thereupon and thereafter be deemed to represent the same number of shares of Capital Stock.

          (B)    In the case of a Class B Holder holding the shares of Class B Capital Stock in question as trustee pursuant to a trust other than a trust described in clause (C) of subparagraph (1) of this paragraph (e), "Permitted Transferee" means (I) the person who established such trust, and (II) a Permitted Transferee of such person determined pursuant to clause (A) of subparagraph (1) of this paragraph (e).

          (C)    In the case of a Class B Holder holding the shares of Class B Capital Stock in question as trustee pursuant to a trust which was irrevocable on the record date (hereinafter in this paragraph (e) called the "Record Date") for determining the persons to whom the Class B Capital Stock is first distributed by the corporation, "Permitted Transferee" means any person to whom or for whose benefit principal may be distributed either during or at the end of the term of such trust, whether by power of appointment or otherwise.

          (D)    In the case of a Class B Holder holding record (but not beneficial) ownership of the shares of Class B Capital Stock in question as nominee for the person who was the beneficial owner thereof on the Record Date, "Permitted Transferee" means such beneficial owner and a Permitted Transferee of such beneficial owner determined pursuant to clauses (A), (B), (C), (E) and (F), as the case may be, of subparagraph (1) of this paragraph (e).

          (E)     In the case of a Class B Holder which is a partnership holding record and beneficial ownership of the shares of Class B Capital Stock in question, "Permitted Transferee" means any partner of such partnership.

          (F)     In the case of a Class B Holder which is a corporation (other than a Charitable Organization described in subclause (iv) of clause (A) of subparagraph (1) of this paragraph (e)) holding record and beneficial ownership of the shares of Class B Capital Stock in question, "Permitted Transferee" means any stockholder of such corporation receiving shares of Class B Capital Stock through a dividend or through a distribution made upon liquidation of such corporation, and the survivor of a merger or consolidation of such corporation.

          (G)    In the case of a Class B Holder which is the estate of a deceased Class B Holder, or which is the estate of a bankrupt or insolvent Class B Holder, and provided such deceased, bankrupt or insolvent Class B Holder, as the case may be, held record and beneficial ownership of the shares of Class B Capital Stock in question, "Permitted Transferee" means a Permitted Transferee of such deceased, bankrupt or insolvent Class B Holder as determined pursuant to clauses (A), (E) or (F), as the case may be, of subparagraph (1) of this paragraph (e).

(H) In the case of any Class B Holder, "Permitted Transferee" means:

(i) the corporation; and

(ii) a qualified plan and trust under Sections 401(a) and 501(a) of the Internal Revenue Code from time to time in effect) established for the benefit of the corporation's employees.

          (I)     In the case of any Class B Holder which is a qualified plan and trust under Sections 401(a) and 501(a) of the Internal Revenue Code (or comparable Sections of the Internal Revenue Code from time to time in effect) established for the benefit of the corporation's employees, "Permitted Transferee" means a participant of such qualified plan and trust.

(J) In the case of the corporation, "Permitted Transferee" means any person.

        (2)      Notwithstanding anything to the contrary set forth herein, any Class B Holder may pledge such Holder's shares of Class B Capital Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall not be transferred to or registered in the name of the pledgee and shall remain subject to the provisions of this paragraph (e).  In the event of foreclosure or other similar action by the pledgee, such pledged shares of Class B Capital Stock may only be transferred to a Permitted Transferee of the pledgor or converted into shares of Capital Stock, as the pledgee may elect.

(3) For purposes of this paragraph (e):

(A) The relationship of any person that is derived by or through legal adoption shall be considered a natural one;

(B) Each joint owner of shares of Class B Capital Stock shall be considered a "Class B Holder" of such shares;

(C) A minor for whom shares of Class B Capital Stock are held pursuant to a Uniform Gifts to Minors Act or similar law shall be considered a Class B Holder of such shares; and

(D) Unless otherwise specified, the term "person" means both natural persons and legal entities.

        (4)      Any purported transfer of shares of Class B Capital Stock not permitted hereunder shall be void and of no effect, and the purported transferee shall have no rights as a stockholder of the corporation and no other rights against or with respect to the corporation.  The corporation may, as a condition to the transfer or the registration of transfer of shares of Class B Capital Stock to a purported Permitted Transferee, require the furnishing of such affidavits or other proof as it deems necessary to establish that such transferee is a Permitted Transferee.  The corporation may note on the certificates for shares of Class B Capital Stock the restrictions on transfer and registration of transfer imposed by this paragraph (e).

        (5)      When the number of outstanding shares of Class B Capital Stock falls below One Hundred Thousand (100,000), or such higher number as results from adjustments for stock splits or stock dividends, the outstanding shares of Class B Capital Stock shall be deemed without further act on anyone's part to be converted into shares of Capital Stock, and stock certificates formerly representing outstanding shares of Class B Capital Stock shall thereupon and thereafter be deemed to represent the same number of shares of Capital Stock.

(f)    (1)      Each share of Class B Capital Stock may at any time be converted into one (1) fully paid and nonassessable share of Capital Stock.  Such right shall be exercised by the surrender of the certificate representing such share of Class B Capital Stock to be converted to the corporation at any time during normal business hours at the principal executive offices of the corporation, accompanied by a written notice of the election by the holder thereof to convert and (if so required by the corporation) by instruments of transfer, in form satisfactory to the corporation, duly executed by such holder or his duly authorized attorney, and transfer tax stamps or funds therefor, if required pursuant to subparagraph (5) of this paragraph (f).

        (2)     As promptly as practicable after the surrender for conversion of a certificate representing shares of Class B Capital Stock in the manner provided in subparagraph (1) of this paragraph (f) and the payment in cash of any amount required by the provisions of subparagraphs (1) and (5) of this paragraph (f), the corporation shall deliver to the holder of such certificate, a certificate or certificates representing the number of full shares of Capital Stock issuable upon such conversion, issued in such name or names as such holder may direct.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate representing shares of Class B Capital Stock, and all rights of the holder of such shares as such holder shall cease at such time and the person or persons in whose name or names the certificate or certificates representing the shares of Capital Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Capital Stock at such time; provided, however, that any such surrender and payment on any date when the stock transfer books of the corporation shall be closed shall constitute the person or persons in whose name or names the certificate or certificates representing shares of Capital Stock are to be issued as the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which such stock transfer books are open.

        (3)     No adjustments in respect of dividends shall be made upon the conversion of any share of Class B Capital Stock, provided, however, that if a share shall be converted subsequent to the record date for the payment of a dividend or other distribution on shares of Class B Capital Stock but prior to such payment, the registered holder of such share at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such share on such date notwithstanding the conversion thereof or the corporation's default in payment of the dividend due on such date.

        (4)     The corporation covenants that it will at all times reserve and keep available, solely for the purpose of issue upon conversion of the outstanding shares of Class B Capital Stock, such number of shares of Capital Stock as shall be issuable upon the conversion of all such outstanding shares, provided, that nothing contained herein shall be construed to preclude the corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Class B Capital Stock by delivery of purchased shares of Capital Stock which are held in the treasury of the corporation.  The corporation covenants that if any shares of Capital Stock, required to be reserved for purposes of conversion hereunder, require registration with or approval of any governmental authority under any federal or state law before such shares of Capital Stock may be issued upon conversion, the corporation will cause such shares to be duly registered or approved, as the case may be.  The corporation will endeavor to list the shares of Capital Stock required to be delivered upon conversion prior to such delivery upon each national securities exchange upon which the outstanding Capital Stock is listed at the time of such delivery.  The corporation covenants that all shares of Capital Stock which shall be issued upon conversion of the shares of Class B Capital Stock, will, upon issue, be fully paid and nonassessable and not subject to any preemptive rights.

        (5)     The issuance of certificates for shares of Capital Stock upon conversion of shares of Class B Capital Stock shall be made without charge for any stamp or other similar tax in respect of such issuance.  However, if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Capital Stock converted, the person or persons requesting the issuance thereof shall pay to the corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the corporation that such tax has been paid.

            (g)    Except as otherwise permitted in paragraph (d) of this Article SIXTH with respect to dividends or other distributions, the corporation shall not issue additional shares of Class B Capital Stock after the date shares of Class B Capital Stock are first issued by the corporation, and all shares of Class B Capital Stock surrendered for conversion pursuant to paragraph (f) of this Article SIXTH shall be retired, unless otherwise approved by the affirmative vote of the holders of a majority of the outstanding shares of stock of the corporation entitled to vote.  Except as otherwise provided in the immediately preceding sentence with respect to shares acquired in a conversion, all shares of Class B Capital Stock acquired by the corporation by purchase or in any other manner shall not be retired but shall be held in the treasury of the corporation, unless otherwise approved by the Board of Directors of the corporation, and upon authorization by the Board of Directors may be sold or transferred by the corporation.  All shares of Capital Stock acquired by the corporation by purchase or in any other manner shall not be retired but shall be held in the treasury of the corporation, unless otherwise approved by the Board of Directors of the corporation.

(h)    No holder of any shares of stock of the corporation of any class shall be entitled as such, as a matter of right, to purchase and subscribe for any shares of any class of stock of the corporation hereafter proposed to be issued by the corporation, whether now or hereafter authorized and whether issued for cash, property or services or as a dividend or otherwise, or to purchase or subscribe for any obligations, bonds, notes, debentures, other securities or stock convertible by their terms into shares of stock of the corporation of any class or carrying or evidencing any right to purchase shares of stock of any class.

SEVENTH

[The provisions of the articles of incorporation, as amended, which named the original subscribers for shares were omitted pursuant to K.S.A. 17-6605(c)(1).]

EIGHTH

If a majority of the directors constituting the whole board have not approved or authorized (a) a merger or consolidation of the corporation into or with any other corporation, or (b) a sale, lease or exchange of all or substantially all of the assets of the corporation to or with any other corporation, person or other entity, or (c) a sale, lease or exchange to or with the corporation or any subsidiary thereof of any assets of any other corporation, person or entity, in exchange for shares of capital stock of the corporation, or (d) any amendment of this Charter, the affirmative vote of the holders of at least two-thirds of the outstanding shares of all classes of stock of the corporation normally entitled to vote in the election of directors, voting as one class, at an annual or special meeting of the stockholders (but not by written consent in lieu of a meeting) shall be required for approval or authorization thereof, unless the laws of Kansas require a greater vote of the stockholders and in that event such greater vote as so required shall be necessary.  If a majority of the directors constituting the whole board have approved or authorized any of the foregoing matters no vote of the stockholders shall be required for approval or authorization thereof other than the stockholder vote, if any, required by the laws of Kansas.

NINTH

In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to adopt, amend or repeal bylaws of the corporation from time to time by the affirmative vote of directors constituting a majority of the whole board; provided, however, that the stockholders at an annual or special meeting (but not by written consent in lieu of a meeting) may also adopt, amend or repeal bylaws of the corporation from time to time by the affirmative vote of the holders of at least two-thirds of the outstanding shares of all classes of stock of the corporation normally entitled to vote in the election of directors, voting as one class.  Any adoption, amendment or repeal of a bylaw by the stockholders may from time to time thereafter be changed by the affirmative vote of directors constituting a majority of the whole board unless the stockholders shall have provided otherwise in adopting, amending or repealing such bylaw.

TENTH

The corporation may agree to the terms and conditions upon which any director, officer, employee or agent accepts his office or position and in its bylaws or otherwise may agree to indemnify and protect any director, officer, employee or agent to the extent permitted by the law (including statutes, case law and principles of equity) of the State of Kansas.

Without limiting the generality of the foregoing provisions of this Article TENTH, to the fullest extent permitted or authorized by the laws of the State of Kansas, including without limitation the provisions of Section 17-6002(b)(8) of the Kansas Statutes Annotated as now in effect and as it may from time to time hereafter be amended, no director of the corporation shall be personally liable to the corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director.

I declare under penalty of perjury under the laws of the State of Kansas that the foregoing is true and correct.  Executed this 11th day of April, 2013.

THE MONARCH CEMENT COMPANY

By:  /s/ Debra P. Roe
 Name:   Debra P. Roe, CPA
 Title:     Chief Financial Officer and
  Assistant Secretary-Treasurer